EXHIBIT 3.3

[Reference Translation]

Rules on Handling Shares of Minebea Co., Ltd.

Chapter I    General Provisions

(Purpose)

Article 1

These Rules on Handling Shares of Minebea Co., Ltd. (these “Rules”) established under the authority granted by the Articles of Incorporation of Minebea Co., Ltd. (the “Company”), as amended, as well as the laws and ordinances and the rules concerning a book-entry transfer clearing business and operation processing system established by the Japan Securities Depository Center Inc. (the “JASDEC”) and other rules and regulations established by Account Management Institutions (“JASDEC rules, etc.”).

(Transfer Agent)

Article 2

The Transfer Agent of the Company and its handling place shall be as follows:

Transfer Agent:	Sumitomo Mitsui Trust Bank, Limited
4-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo
Handling Place:	Sumitomo Mitsui Trust Bank, Limited
Stock Transfer Agency Business Planning Dept.
4-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Chapter II    Exercise of Shareholders’ Rights

(Procedures for the Exercise of Minority Shareholders’ Rights, Etc.)

Article 3

Except as prescribed in the provisions of Articles 4 and 5 of these Rules, in case a Shareholder exercises against the Company the minority shareholders’ rights, etc., the Shareholder shall submit to the Company a document in writing in a format set forth by the Company. In such cases, the Company may request a Shareholder to provide a receipt of an application for an individual shareholder notice and a document that certify that such application has been made by that shareholder himself or herself (“Documentary Evidence, Etc.”), both of which have been issued by the account management institution that had accepted such an application.

(Request by Proxy, Etc.)

Article 4

In case that a request, notice or notification in accordance with these Rules is made by proxy, a proxy is required to submit a document to certify the authority of representation.

2.	When a request, notice or notification in accordance with these Rules is made and the consent of Curator or Assistant is required, a document to certify such consent shall be submitted in writing.

(Certification or Guarantor)

Article 5

When a request, notice or notification in accordance with these Rules is made or the Company thinks it necessary to do, the Company may request that a document for certification be submitted or guarantee be provided by a guarantor.

Chapter III    Notification

(Standing Proxy or Temporary Address)

Article 6

When a shareholder wishes to appoint a standing proxy or designate a temporary address to receive a notice to a shareholder, s shareholder shall submit a notification for that purpose through an account management institution.

2.	When an address of a shareholder is located overseas, a notification pursuant to the preceding paragraph shall be submitted to the Company.

3.	The same procedure shall apply so that a notification shall be submitted to the Company as soon as possible in the case where there has been a change to or removal of a standing proxy or a temporary address as prescribed in the preceding paragraph.

Chapter VI    Purchase of Shares Constituting Less Than One Full Unit

(Method of Request for the Purchase of Shares Constituting Less Than One Full Unit)

Article 7

In the case where a request is made for the purchase of shares that constitute less than one full unit, such request shall be made through an account management institution in accordance with the JASDEC rules, etc.

2.	The effective date of a request prescribed in the preceding paragraph shall be the date on which the request (inclusive of those recording such request electromagnetically) is submitted to the Handling Office of the Transfer Agent to handle the register of shareholders of the Company.

(Determination of the Purchase Price)

Article 8

The unit purchase price for shares constituting less than one full unit to be purchased in accordance with the request referred to in the preceding article shall be the closing price per share of the Company (the “Closing Price”) on the market established by the Tokyo Stock Exchange, Inc. (the “Tokyo Market”) on the effective date (the “Effective Date”) prescribed in the preceding article.

2.	Provided, however, that if there is no trading of shares of the Company on the same market on the said day, then the unit purchase price for shares constituting less than one full unit shall be the first traded price per share (the “First Traded Price”) at which the shares of the Company are sold on the same market after the said day. The same will apply if there is no trading of shares of the Company on the date referred to herein.

(Payment for the Purchase of Shares)

Article 9

The purchase price for shares constituting less than one full unit shall be the amount that is obtained by multiplying the unit purchase price referred to in the preceding article by the number of shares constituting less than one full unit to be purchased as requested.

2.	The payment for the purchase of shares shall be made to the person who has made a request for the purchase of shares constituting less than one full unit at the earliest possible date after the date of determination of the purchase price of shares in accordance with the preceding article.

3.	The person who has made a request for the purchase of shares constituting less than one full unit may request that he or she make payment of the amount to be paid by way of a method specified by him or her, or to his or her representative.

4.	The amount obtained by subtracting the commission for the purchase of shares less than one full unit prescribed in Article 11 from the amount specified in the first paragraph herein shall be paid.

(Transfer of Shares Purchased)

Article 10

The shares constituting less than one full unit that have been purchased as requested shall be transferred to the transfer account that is held by the Company on the day that the payment of the amount is made by the Company in accordance with the preceding article.

2.	In respect of the shares constituting less than one full unit in the case where the method of payment is specified in accordance with the paragraph 3 of the preceding article, the payment of the shares constituting less than one full unit shall be transferred to the transfer account that is held by the Company upon the completion of the payment procedure as of that date.

(Commission for the Purchase of Shares)

Article 11

The amount of commission or fees for the purchase of shares constituting less than one unit shall be the one separately provided for as the commission or fees that are equivalent to the charges incurred corresponding to the sale and purchase of the shares of the Company.

Chapter V    Purchase of Additional Shares Constituting Less Than One Full Unit

(Method of Request for the Purchase of Additional Shares Constituting Less Than One Full Unit)

Article 12

In the case where a request is made for the purchase of shares that constitute less than one full unit, such request shall be made through an account management institution in accordance with the JASDEC rules, etc. and payment prescribed in Article 14 shall be made.

2.	The effective date of a request prescribed in the preceding paragraph shall be the date on which the request (inclusive of those recording such request electromagnetically) is submitted to the Handling Office of the Transfer Agent to handle the register of shareholders of the Company. However, this shall not apply in the case prescribed in Article 16 herein.

(Period to Request for the Purchase of Additional Shares)

Article 13

The procedures to handle the purchase of shares that constitute less than one full unit in accordance with the preceding article shall be suspended from ten (10) business days before the reference date for fixing the right and such reference date.

2.	In addition to the suspension period referred to in the preceding paragraph, the Company may designate a period to suspend the handling of the purchase of additional shares.

(Purchase Price of Additional Shares)

Article 14

The unit purchase price for shares constituting less than one full unit to be purchased in accordance with the request referred to in the preceding article shall be the closing price per share of the Company (the “Closing Price”) on the market established by the Tokyo Stock Exchange, Inc. (the “Tokyo Market”) on the effective date (the “Effective Date”) prescribed in the preceding article.

2.	Provided, however, that if there is no trading of shares of the Company on the same market on the said day, then the unit purchase price for shares constituting less than one full unit shall be the first traded price per share (the “First Traded Price”) at which the shares of the Company are sold on the same market after the said day. The same will apply if there is no trading of shares of the Company on the date referred to herein.

3.	The total purchase price of additional shares constituting less than one full unit shall be the amount obtained by multiplying the purchase price per share referred to in the paragraph 1 by the number of shares demanded for additional purchase and the commission pursuant to Article 17.

(Transfer of Shares Purchased)

Article 15

The shares constituting less than one full unit that have been purchased as requested shall be transferred to the transfer account that is held by the Company on the day that the payment of the amount is made by the Company in accordance with the preceding article.

(Limitation of Request for Additional Purchase of Shares)

Article 16

In case that the Company does not hold any shares to be transferred, as of the effective date in accordance with the provisions of Article 12 herein, the Company will not accept the request for the additional purchase of shares.

(Commission for the Additional Purchase)

Article 17

The amount of commission or fees for the purchase of additional shares constituting less than one unit shall be the one separately provided for as the commission or fees that are equivalent to the charges incurred corresponding to the sale and purchase of the shares of the Company.

(Revision)

Article 18

Any revisions, amendments, or abolition of these Rules shall be determined by the resolution of the Board of Directors of the Company.

End of document

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